Exhibit 99.1

PRESS RELEASE

Corporate Communications CREDIT SUISSE FIRST BOSTON Eleven Madison Avenue New York, NY 10010-3629

For immediate release

Credit Suisse First Boston (USA), Inc. To Acquire
Select Portfolio Servicing

NEW YORK, New York, August 12, 2005 - Credit Suisse First Boston (USA), Inc. announced today that it has agreed to acquire 100% of the outstanding stock of SPS Holding Corp. and its subsidiary Select Portfolio Servicing, Inc. (SPS) for approximately US $144.4 million.

Under the agreement with the sellers, PMI Group, Inc., FSA Portfolio Management Inc., and Greenrange Partners LLC, CSFB will make additional future contingent payments up to approximately US$ 39.9 million for mortgage loans currently serviced by SPS on behalf of third parties. The transaction is expected to close in the fourth quarter of 2005.

SPS currently services mortgage collateral underwritten by CSFB.  Following the transaction, the Firm plans to integrate SPS into its residential mortgage-backed securities businesses. In addition, SPS will continue to provide servicing for third parties. CSFB is a leading underwriter in the RMBS market with US $36.5 billion in volume in 2005 through June.

“SPS will help CSFB grow its residential mortgage businesses and cut costs by capturing servicing fees now paid to outside vendors,” said Andrew Kimura, Co-Head of Structured Products Trading at CSFB. “Owning an in-house servicer complements our residential mortgage growth strategy as we originate, securitize and invest in mortgages,” he added.

SPS, a leading nonprime residential mortgage loan servicer, is headquartered in Salt Lake City with facilities in Jacksonville, FL.  SPS services approximately 270,000 nonprime residential mortgage loans.

Cautionary Statement: Statements in this press release that are not historical facts, and that relate to future plans, events or performance or reflect management’s beliefs and expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. More information about these factors is contained in Credit Suisse First Boston (USA), Inc.’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004.

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Credit Suisse First Boston (CSFB) is the trade name for the investment banking business of Credit Suisse and its subsidiaries and affiliates.  CSFB is a leading global investment bank serving institutional, corporate, government and individual clients. Its businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and asset management. CSFB operates in 69 locations in 33 countries across five continents. CSFB is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company.

Press Contacts:	Pen Pendleton	CSFB - New York	(212) 325-2590